ARTICLES OF INCORPORATION


                          PROTEC INDUSTRIES, INC.


                                 ARTICLE I
                              (Corporate Name)

     The name of this corporation shall be:

                          PROTEC INDUSTRIES, INC.

                                 ARTICLE II
                                 (Duration)

     This corporation shall have perpetual existence.


                                ARTICLE III
                                (Purposes)

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the state of Washington other than the banking business, the trust company business, the insurance business or the practice of a profession permitted to be incorporated under the laws of the state of Washington.


                                 ARTICLE IV
                                  (Shares)

     The aggregate number of shares which the corporation shall have authority to issue, including the classes thereof and special provisions, are as follows: 260,000,000 shares; 250,000,000 shares of voting, common stock, with a par value of $0.001, and 10,000,000 shares of non-voting preferred stock, with a par value of $0.001. The shareholders shall not have the right to accumulate votes in the election of directors with respect to shares of common stock in the corporation. Each share of common stock shall be entitled to one vote. The holders of the shares of preferred stock are entitled to receive the net assets of the corporation upon dissolution. The Board of Directors are entitled to restructure the issued and outstanding shares of stock with respect to a forward or reverse split, without a shareholders meeting, general or special meeting, providing that fifty percent (50%) of the shareholders agree to the share reorganization within the limits of the share capitalization of 250,000,000 shares of voting, common stock and 10,000,000 shares of non-voting preferred stock.




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                                 ARTICLE V
                                (Directors)

     The initial number of directors and original incorporators of this corporation shall be two (2) whose names and addresses are as follows:

     Ms. Tamara Miller, President, Board Chairman and Incorporator C/O Law Offices of Tolan S. Furusho
     2200 112th Avenue NE, Suite 200
     Bellevue, Washington 98004

     Mr. Tolan S. Furusho, Secretary, Director and Incorporator
     C/O Law Offices of Tolan S. Furusho
     2200 112th Avenue NE, Suite 200
     Bellevue, Washington 98004


                                 ARTICLE VI
                                 (By-laws)

     The authority to make By-laws for the corporation is hereby expressly vested in the Board of Directors of this corporation, subject to the power of the majority of the shareholders to change or repeal such By-laws. Any such change in the By-laws must be in agreement by the majority (fifty percent or more) of the shareholders. The Board of Directors shall not make or alter any By-laws fixing their qualifications, classifications, terms of office or extraordinary powers without first securing the approval of the majority (fifty percent or more) of the shareholders. Such majority approval may be obtained by the Board of Directors without the necessity of a Special or Extraordinary General Meeting of the corporation's shareholders. Such majority shareholder approval may be obtained by written proxy statement or a polling of the shareholders, by telephone or telefax.


                                ARTICLE VII
                  (Amendment to Articles of Incorporation)

     The Board of Directors reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the corporation herein are granted subject to this reservation.



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                                ARTICLE VIII
                   (Registered Agent & Registered Office)

     The street address of the registered office is c/o Law Offices of Tolan S. Furusho, 2200 112th Avenue NE, #200, Bellevue, Washington 98004 and the Registered Agent is Mr. Tolan S. Furusho, Attorney at Law.


                                 ARTICLE IX
                         (Commencement of Business)

     This corporation shall commence business upon receiving its corporate license.


IN WITNESS WHEREOF, the incorporators have hereunto set their hands in duplicate originals this 2nd day of March 2004.



______________________________________________________
Ms. Tamara Miller, President, Board Chairman and Incorporator


______________________________________________________
Mr. Tolan S. Furusho, Secretary, Director and Incorporator




I consent to serve as Registered Agent in the State of Washington for the above named corporation. I understand it will be my responsibility to accept Service of Process on behalf of the corporation; to forward mail to the corporation; and to immediately notify the Office of the Secretary of State if I resign or change the Registered Office address.



______________________________________________
Mr. Tolan S. Furusho, Registered Agent












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